Exhibit 99.1

Airspan Networks Holdings Inc. Announces Closing of Mimosa Sale to Reliance Jio and Financing Transactions

BOCA RATON, Fla.--(BUSINESS WIRE)-- Airspan Networks Holdings Inc. (NYSE American: MIMO), which provides ground-breaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions, announced that on August 11, 2023 (the “Effective Date”), Airspan Networks Holdings Inc. (the “Company”) (NYSE American: MIMO) completed the previously announced sale (the “Transaction”) of Mimosa Networks Inc. (“Mimosa”) by Airspan Networks Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“ANI”) to Radisys Corporation, an Oregon corporation (“Buyer”), pursuant to the Stock Purchase Agreement, dated March 8, 2023, as amended on July 22, 2023 (the “Purchase Agreement”).

Pursuant to the terms of the Purchase Agreement, ANI sold all of the issued and outstanding shares of common stock of Mimosa to Buyer for an aggregate purchase price of approximately $60 million in cash (subject to customary adjustments as set forth in the Purchase Agreement). The purchase price was determined based on negotiations between Buyer and ANI prior to signing the Purchase Agreement and is set forth in the Purchase Agreement, which was approved by a Special Committee of the Company’s Board of Directors. At the closing of the Transaction, $600,000 of the purchase price was deposited into an escrow account to satisfy post-closing indemnification obligations of ANI, which amount will be held in escrow for up to one year from the closing date of the Transaction. The Company used $45 million of the proceeds received by the Company in the Transaction to repay outstanding indebtedness under the Second A&R Credit Agreement and the Note Purchase Agreement.

At the closing of the Transaction, ANI and Mimosa entered into, among other agreements, a reseller agreement, pursuant to which Mimosa will provide certain Mimosa products for resale following the closing of the Transaction on the terms and conditions set forth therein; a transition services agreement, pursuant to which ANI will provide to Mimosa certain transition services following the closing of the Transaction on the terms and conditions set forth therein; and a license agreement pursuant to which ANI granted to Mimosa a non-exclusive license to ANI’s Netspan element management system and related tools on the terms and conditions set forth therein.

Mathew Oommen, President of Reliance Jio Infocomm Limited, an affiliate of Buyer (“Reliance Jio”) is a member of the board of directors of the Company. Each of Reliance Jio and Buyer is a wholly-owned subsidiary of Jio Platforms Limited, an Indian company that is a subsidiary of Reliance Industries Limited. Reliance Jio Infocomm USA Inc., a wholly-owned subsidiary of Reliance Jio, is a shareholder of the Company. Reliance Jio was also one of the Company’s largest customers by revenue for the year ended December 31, 2022, primarily for products sold by Mimosa.

Mimosa provides wireless broadband solutions. Mimosa has a diverse portfolio of point-to-point and point-to-multi-point products based on WiFi 5 and the newer WiFi 6E technologies as well as related accessories, such as twist on antennas, PoE Injectors, etc. These solutions have use cases in the backhaul requirements for 5G and FTTX/ FWA rollouts.

On the Effective Date, the Company also entered into the Consent and Partial Release and Amendment No. 1 to Loan Documents (the “Credit Agreement Amendment”), among the Company, ANI, certain other subsidiaries of the Company as guarantors, the lenders party thereto (collectively, the “Lenders”) and DBFIP ANI LLC (“Fortress”), as administrative agent and collateral agent (together with is successors and assigns in such capacities, the “Agent”).  Pursuant to the Credit Agreement Amendment, (i) the Agent and the Lenders gave additional consents to the Transaction, (ii) the Agent released its security interest to the extent of the assets being sold in the Transaction, (iii) the Agent and the Lenders released Mimosa as a guarantor under the Note Purchase Agreement, and (iv) the parties amended the terms of the Second Amended and Restated Credit Agreement, dated May 18, 2023 (as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Second A&R Credit Agreement”), among the Company, ANI, the Agent and certain Lenders and guarantors party thereto, to reflect the foregoing and the effects of the Transaction.

On the Effective Date, the Company also entered into the Consent and Partial Release and Fourth Amendment to Note Documents (the “NPA Amendment”), among the Company, ANI, certain other subsidiaries of the Company as guarantors, the purchasers party thereto (the “Purchasers”), and Fortress, as administrative agent and collateral agent (together with its successors and assigns in such capacities, the “Collateral Agent”).   Pursuant to the NPA Amendment (i) the Collateral Agent and the Purchasers gave additional consents to the Transaction, (ii) the Collateral Agent released its security interest to the extent of the assets being sold in the Transaction, (iii) the Collateral Agent and the Purchasers released Mimosa as a guarantor under the Note Purchase Agreement, and (iv) the parties amended the terms of the Senior Secured Convertible Note Purchase and Guarantee Agreement, dated July 30, 2021 (as further amended, amended and restated, restated, supplemented or otherwise modified from time to time prior to the Effective Date, the “Note Purchase Agreement”), among the Company, ANI, the Collateral Agent, and certain Purchasers and guarantors party thereto, to reflect the foregoing and the effects of the Transaction.

About Airspan

Airspan Networks Holdings Inc. (NYSE American: MIMO) is a U.S.-based provider of groundbreaking, disruptive software and hardware for 5G networks, and a pioneer in end-to-end Open RAN solutions that provide interoperability with other vendors. As a result of innovative technology and significant R&D investments to build and expand 5G solutions, Airspan believes it is well-positioned with 5G indoor and outdoor, Open RAN, private networks for enterprise customers and industrial use applications, Air-to-Ground, and CBRS solutions to help mobile network operators of all sizes deploy their networks of the future, today. With over one million cells shipped to 1,000 customers in more than 100 countries, Airspan has global scale. For more information, visit www.airspan.com.

Investor Relations Contact:
Brett Scheiner
561-893-8660
IR@airspan.com

Media Contact:
mediarelations@airspan.com

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